Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Patti McKee	October 25, 2012
ViewPoint Financial Group, Inc.
972-578-5000, Ext. 7223

VIEWPOINT FINANCIAL GROUP, INC. REPORTS RECORD QUARTERLY EARNINGS

AND STRONG LOAN GROWTH FOR THIRD QUARTER 2012

PLANO, Texas, October 25, 2012 — ViewPoint Financial Group, Inc. (NASDAQ: VPFG) (the “Company”), the holding company for ViewPoint Bank, N.A. (the “Bank”), today announced third quarter 2012 net income of $11.3 million, an increase of $4.8 million, or 74.3%, from $6.5 million for the second quarter of 2012. Earnings per share of $0.30 increased $0.13, or 76.5%, from $0.17 for the second quarter of 2012.

Third Quarter 2012 Highlights Compared to Second Quarter 2012

•	Earnings per share: Quarterly earnings per share were $0.30 per share, up $0.13 per share, or 76.5%, from June 30, 2012.

•

Record net income of $11.3 million for the quarter, up 74% from prior quarter and up 120% from same time last year: Net income for the three months ended September 30, 2012, was $11.3 million, up $4.8 million, or 74.3%, from the second quarter of 2012. The increase primarily reflected lower non-interest expense, higher net interest income, and a decrease in the provision expense, partially offset by a decrease in non-interest income.

•

$140 million in loan growth during the third quarter of 2012, including $80 million of commercial loan growth: Gross loans increased $139.9 million, or 5.5%, to $2.67 billion at September 30, 2012 from $2.53 billion at June 30, 2012, primarily reflecting growth of $88.8 million in mortgage loans held for sale (due to Warehouse Purchase Program) and $79.7 million in commercial loans (commercial real estate and commercial and industrial). Commercial and industrial (“C&I”) loans (excluding warehouse lines of credit) grew $45.7 million, or 25.3%, during the quarter and totaled $226.4 million at September 30, 2012.

•

Net interest margin increased by eight basis points for the three months ended September 30, 2012: Due to changes in the earning asset mix and lower deposit and borrowing rates, the net interest margin increased by eight basis points on a linked quarter basis to 3.70% for the three months ended September 30, 2012, from 3.62% for the three months ended June 30, 2012.

•

Announced quarterly cash dividend of $0.10 per share, up 25% from prior quarter: The Company today declared a quarterly cash dividend of $0.10 per share, up $0.02, or 25%, from $0.08 per share in the prior quarter.

“We are very pleased with our quarterly performance and with the continued execution of our plans,” said President and CEO Kevin Hanigan. “Not only did the Company post record quarterly earnings, our net interest margin is also at a record high, and our C&I, commercial real estate and warehouse lending programs showed solid growth. In addition, our employees were able to accomplish these results in concert with the successful system conversion and integration of the former Highlands Bank to ViewPoint Bank.”

	At Or For The Quarters Ended
(Dollars in thousands, except share and per share amounts)	September 2012	June 2012	September 2011
Net interest income	$31,619	$29,186	$20,479
Provision for loan losses	814	1,447	581
Non-interest income	7,819	8,513	6,207
Non-interest expense	21,210	26,323	18,567
Income tax expense	6,098	3,437	2,395

Net income	11,316	6,492	5,143

Diluted earnings per common share	0.30	0.17	0.16

Weighted average common shares outstanding—diluted	37,466,031	37,236,213	32,497,283

Tier 1 risk-based capital ratio [1]	22.16%	22.55%	21.20%
Tangible common equity to tangible assets—Non-GAAP[2]	13.45	12.96	12.54

Net interest margin	3.70	3.62	2.87

[1]

Calculated at the ViewPoint Financial Group, Inc. level, which is subject to the capital adequacy requirements of the Federal Reserve. On December 19, 2011, the Bank converted its charter from a federal thrift charter to a national banking charter, with regulatory oversight by the OCC.

[2]	See the section labeled "Supplemental Information—Non-GAAP Financial Measures" at the end of this document.

Net Interest Income and Net Interest Margin

	At Or For The Quarters Ended
(Dollars in thousands)	September 2012	June 2012	September 2011
Net interest income	$31,619	$29,186	$20,479

Net interest margin	3.70%	3.62%	2.87%

Selected average balances
Total earning assets	$3,414,701	$3,221,482	$2,854,251
Total securities	914,818	976,611	1,237,853
Total loans	2,450,143	2,211,630	1,543,162

Total deposits	2,183,998	2,244,578	2,066,657
Total borrowings	863,949	626,055	458,620
Total noninterest-bearing deposits	338,074	316,237	193,725

Third quarter net interest income increased by $2.4 million, or 8.3%, to $31.6 million, compared to the second quarter of 2012, primarily due to a $2.4 million increase in interest income earned on loans. The increase in interest income on loans was driven by a $205.6 million increase in the average balance of mortgage loans held for sale (due to Warehouse Purchase Program), a $37.7 million increase in the average balance of commercial real estate loans and a $20.9 million increase in average C&I loans. The increase in interest income on loans was partially offset by a $559,000 decrease in interest income earned on securities, as the average balance of the securities portfolio (including FHLB and FRB stock) declined by $61.8 million, or 6.3%, during the third quarter of 2012 compared to the second quarter of 2012.

Interest expense on deposits decreased by $591,000 during the third quarter of 2012 compared to the second quarter of 2012, primarily due to interest-bearing demand and time deposits. The average balances of interest-bearing demand and time deposits decreased by $31.2 million and $53.3 million, respectively, while the average rate paid on interest-bearing demand and time deposits declined by 23 basis points and six basis points, respectively. A $21.8 million increase in non-interest-bearing checking average balances helped to offset these balance declines.

The net interest margin for the third quarter of 2012 was 3.70%, an eight basis point increase from the second quarter of 2012, and an 83 basis point increase from the third quarter of 2011. The increase in the net interest margin was primarily attributable to changes in the earning asset mix, lower deposit and borrowing rates paid, and the accretion of the Highlands purchase accounting discount.

Non-interest Income

Third quarter non-interest income declined $694,000, or 8.2%, to $7.8 million compared to the second quarter of 2012, primarily reflecting a $1.8 million gain in the value of an investment in a community development-oriented private equity fund used for Community Reinvestment Act purposes recorded in the second quarter of 2012, with no corresponding gain in the third quarter. Also, due to the third quarter 2012 sale of ViewPoint Mortgage (VPM), net gain on the sale of mortgage loans decreased by $1.1 million in the third quarter when compared to the quarter ended June 30, 2012. The decreases in non-interest income for the third quarter were partially offset by the $818,000 second quarter goodwill impairment charge due to the sale of ViewPoint Mortgage, with no corresponding charge in the third quarter of 2012, and a $782,000 increase in gain on the sale of available-for- sale securities in the third quarter.

Non-interest Expenses

Non-interest expense totaled $21.2 million for the third quarter of 2012, a decrease of $5.1 million, or 19.4%, from $26.3 million for the second quarter of 2012. The decrease in non-interest expenses was primarily due to a $3.5 million decrease in acquisition costs and a $1.4 million decrease in salaries and employee benefits. The decrease in salaries and employee benefits primarily resulted from the sale of VPM, as well as $308,000 in unrestricted stock awarded to the Company’s newly appointed CEO in the second quarter, with no corresponding charge in the third quarter of 2012.

Non-interest expense for the third quarter of 2012 included Highlands-related acquisition costs of $242,000 and severance and benefits costs of $273,000 paid for the departure of our Chief Operating Officer in August 2012, while non-interest expense for the second quarter of 2012 included Highlands-related acquisition costs of $3.7 million and severance costs of $493,000 related to the Highlands acquisition, the sale of VPM, and the departure of our General Counsel.

Financial Condition

Total assets decreased by $56.8 million to $3.64 billion at September 30, 2012, from $3.69 billion at June 30, 2012, primarily due to a $184.7 million decrease in securities, partially offset by a $139.9 million increase in gross loans. The decrease in securities reflects a shift in the average earning asset mix as we transition from lower yielding securities to higher yielding commercial loans.

Gross loans (including $1.01 billion in mortgage loans held for sale at September 30, 2012) increased by $139.9 million, or 5.5%, to $2.67 billion at September 30, 2012, from $2.53 billion at June 30, 2012. Mortgage loans held for sale (Warehouse Purchase Program loans) increased $88.8 million from the prior quarter, while commercial loans grew $79.7 million. C&I loans grew $45.7 million, or 25.3%, during the quarter and totaled $226.4 million at September 30, 2012. These increases were partially offset by a $34.5 million decline in one- to four-family loan balances.

Total deposits decreased by $36.5 million, or 1.6%, to $2.19 billion at September 30, 2012, compared to $2.23 billion at June 30, 2012. Decreases in interest-bearing demand and time deposits of $38.0 million and $18.1 million, respectively, primarily drove the decline, offset by increases of $12.0 million in savings and money market funds and $7.6 million in non-interest-bearing demand deposits.

Shareholders’ equity was $516.4 million at September 30, 2012, compared to $505.6 million at June 30, 2012. There were approximately 39.6 million common shares outstanding at September 30, 2012. On October 25, 2012, the Company declared a quarterly cash dividend of $0.10 per share, up $0.02, or 25%, from $0.08 per share in the prior quarter.

On August 22, 2012, the Company issued a press release announcing its intention to repurchase up to 5% of its total common shares outstanding, or approximately 1,978,871 shares. The stock repurchase program, which is open-ended, commenced on August 27, 2012, and allows the Company to repurchase its shares from time to time in the open market and in negotiated transactions, depending upon market conditions. The Board of Directors of the Company also authorized management to enter into a trading plan with Sandler O’Neill & Partners, LP in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended, to facilitate repurchases of its common stock pursuant to the above- mentioned stock repurchase program. There were no repurchases of common stock in the third or second quarters of 2012.

The Company’s tangible common equity ratio was 13.45% at September 30, 2012, an increase of 49 basis points from June 30, 2012. The Tier 1 risk-based capital ratio decreased 39 basis points, to 22.16% at September 30, 2012, from June 30, 2012.

Credit Quality

	At Or For The Quarters Ended
(Dollars in thousands)	September 2012	June 2012	September 2011
Net charge-offs	$208	$241	$205
Net charge-offs/Average total loans held for investment	0.01%	0.02%	0.02%

Provision for loan losses	$814	$1,447	$581

Nonperforming loans	28,081	22,557	17,439
Nonperforming assets	31,931	25,880	19,537
NPAs/Total loans held for investment and foreclosed property	1.93%	1.61%	1.67%

Allowance for loan losses	$19,835	$19,229	$16,535

Allowance for loan losses/Total loans (a)	1.20%	1.20%	1.42%
Allowance for loan losses/Nonperforming loans	70.63	85.25	94.82

(a)	Reflects the impact of acquired loans, which were initially recorded at fair value, with no related allowance for loan losses

The provision for loan losses was $814,000 for the three months ended September 30, 2012, a decrease of $633,000, or 43.7%, from the three months ended June 30, 2012. In the third quarter of 2012, the decrease in provision expense was primarily driven by management’s assessment, and subsequent decrease, of qualitative factors on certain portfolios where trends have indicated decreased loss exposure. The balance of the allowance for loan losses at September 30, 2012, was $19.8 million, an increase of $606,000 from $19.2 million at June 30, 2012, which was primarily due to loan growth. The allowance for loan losses to total loans ratio was 1.20% for both the quarters ended September 30, 2012 and June 30, 2012.

Our non-performing loans to total loans ratio at September 30, 2012, was 1.70%, compared to 1.41% at June 30, 2012. Non-performing loans increased by $5.5 million to $28.1 million at September 30, 2012, from $22.6 million at June 30, 2012. This increase was primarily due to three substandard line of credit C&I loans acquired from Highlands totaling $2.9 million that were placed on nonaccrual in the third quarter of 2012. The $1.6 million in purchase accounting discounts applied to these loans cover any estimated losses. At September 30, 2012, no purchased credit impaired loans from the Highlands transaction were included in non-performing loans. Our allowance for loan losses to non-performing loans ratio was 70.63% at September 30, 2012, compared to 85.25% as of June 30, 2012.

ViewPoint Mortgage Sale

On June 5, 2012, the Bank and its wholly owned subsidiary, ViewPoint Bankers Mortgage, Inc., doing business as ViewPoint Mortgage (“VPM”), entered into a definitive agreement (the “Agreement”) with Highlands Residential Mortgage, Ltd. (“HRM”) to sell substantially all of the assets of VPM to HRM, subject to certain closing conditions. The terms of the Agreement provided for HRM to, subject to certain conditions contained in the Agreement, (i) purchase VPM’s loan pipeline and all of VPM’s existing construction loan portfolio, together with certain furniture, fixtures and equipment, (ii) assume substantially all of VPM’s loan production office leases and its equipment leases, (iii) hire no less than 95% of the current VPM employees and satisfactorily release VPM from certain employment contracts, and (iv) make additional earn out payments to VPM. The sale closed during the third quarter of 2012, and the Agreement provides an opportunity for the Bank to partner with HRM to continue providing the Bank’s customers with residential mortgage services.

Conference Call

The Company will host an investor conference call to review these results on Friday, October 26, 2012, at 10 a.m., Central Time. Participants are asked to call (toll-free) 1-877-317-6789 at least five minutes prior to the call. International participants are asked to call 1-412-317-6789 and participants in Canada are asked to call (toll-free) 1-866-605-3852.

The call and corresponding presentation slides will be webcast live on the home page of the Company’s website, www.viewpointfinancialgroup.com. An audio replay will be available one hour after the conclusion of the call at 1-877-344-7529, Conference #10017636. This audio replay, as well as the webcast, will be available until the Company’s next quarterly webcast/conference call.

About ViewPoint Financial Group, Inc.

ViewPoint Financial Group, Inc. is the holding company for ViewPoint Bank, National Association. ViewPoint Bank, N.A. operates 31 community bank offices, including two First National Bank of Jacksboro locations in Jack and Wise Counties. For more information, please visit www.viewpointbank.com or www.viewpointfinancialgroup.com.

When used in filings by the Company with the Securities and Exchange Commission (the “SEC”) in the Company’s press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things: changes in economic conditions; legislative changes; changes in policies by regulatory agencies; fluctuations in interest rates; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company’s ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company’s market area; the industry-wide decline in mortgage production; competition; changes in management’s business strategies; our ability to successfully integrate any assets, liabilities, customers, systems and management personnel we have acquired or may acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; and other factors set forth under Risk Factors in the Company’s Form 10-K that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake—and specifically declines any obligation—to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances occurring after the date of such statements.

VIEWPOINT FINANCIAL GROUP, INC.

Consolidated Balance Sheets

	September 30, 2012	June 30, 2012	December 31, 2011	September 30, 2011
(Dollar amounts in thousands, except share data)	(unaudited)	(unaudited)		(unaudited)
ASSETS
Cash and due from financial institutions	$24,429	$30,407	$16,661	$16,374
Short-term interest-bearing deposits in other financial institutions	36,301	39,571	29,687	37,786

Total cash and cash equivalents	60,730	69,978	46,348	54,160
Securities available for sale, at fair value	316,780	467,515	433,745	655,925
Securities held to maturity	396,437	430,368	500,488	539,257

Total securities	713,217	897,883	934,233	1,195,182
Loans held for sale	1,014,445	925,637	834,352	691,204
Loans held for investment	1,651,755	1,600,963	1,228,544	1,166,161

Total loans	2,666,200	2,526,600	2,062,896	1,857,365
Less: allowance for loan losses	(19,835)	(19,229)	(17,487)	(16,535)

Net loans	2,646,365	2,507,371	2,045,409	1,840,830
FHLB and Federal Reserve Bank stock, at cost	43,383	45,241	37,590	29,210
Bank-owned life insurance	34,701	34,491	29,007	28,904
Premises and equipment, net	53,348	53,725	50,261	48,595
Goodwill	29,650	29,203	818	818
Accrued income and other assets	54,639	54,964	36,912	37,579

Total assets	$3,636,033	$3,692,856	$3,180,578	$3,235,278

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits
Non-interest-bearing demand	$349,880	$342,228	$211,670	$207,940
Interest-bearing demand	471,672	509,650	498,253	496,269
Savings and money market	897,515	885,550	759,576	762,238
Time	473,834	491,978	493,992	607,180

Total deposits	2,192,901	2,229,406	1,963,491	2,073,627
FHLB advances—net of prepayment penalty	852,168	875,102	746,398	671,761
Repurchase agreement and other borrowings	25,000	38,682	25,000	35,000
Accrued expenses and other liabilities	49,611	44,091	39,380	48,204

Total liabilities	3,119,680	3,187,281	2,774,269	2,828,592

Commitments and contingent liabilities	—	—	—	—

Shareholders’ equity
Common stock, $.01 par value; 90,000,000 shares authorized; Issued and Outstanding—39,579,667 shares at 9/30/12, 39,344,167 shares at 6/30/12, 33,700,399 shares at 12/31/11, and 34,262,491 shares at 9/30/11	396	393	337	342
Additional paid-in capital	369,904	367,938	279,473	284,974
Retained earnings	161,887	153,722	144,535	136,454
Accumulated other comprehensive income, net	2,449	2,171	1,347	4,665
Unearned Employee Stock Ownership Plan (ESOP)	(18,283)	(18,649)	(19,383)	(19,749)

Total shareholders’ equity	516,353	505,575	406,309	406,686

Total liabilities and shareholders’ equity	$3,636,033	$3,692,856	$3,180,578	$3,235,278

VIEWPOINT FINANCIAL GROUP, INC.

Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
(Dollars in thousands, except share and per share amounts)	(unaudited)		(unaudited)
Interest and dividend income
Loans, including fees	$32,739	$21,838	$87,349	$63,132
Taxable securities	3,616	6,633	12,259	20,140
Nontaxable securities	473	473	1,419	1,419
Interest-bearing deposits in other financial institutions	29	44	86	144
FHLB and Federal Reserve Bank stock	151	18	398	52

	37,008	29,006	101,511	84,887
Interest expense
Deposits	2,656	5,702	9,132	18,045
FHLB advances	2,515	2,467	7,384	7,360
Repurchase agreement	217	206	671	611
Other borrowings	1	152	29	450

	5,389	8,527	17,216	26,466

Net interest income	31,619	20,479	84,295	58,421
Provision for loan losses	814	581	3,156	2,741

Net interest income after provision for loan losses	30,805	19,898	81,139	55,680

Non-interest income
Service charges and fees	4,885	4,659	13,950	14,027
Other charges and fees	144	144	437	544
Net gain on sale of mortgage loans	1,030	1,710	5,436	5,538
Bank-owned life insurance income	210	118	484	403
Gain on sale of available for sale securities	898	—	1,014	3,415
Gain (loss) on sale and disposition of assets	187	(533)	50	(749)
Impairment of goodwill	—	—	(818)	(271)
Other	465	109	2,509	1,403

	7,819	6,207	23,062	24,310
Non-interest expense
Salaries and employee benefits	12,685	11,751	38,519	35,147
Acquisition costs	242	—	4,127	—
Advertising	379	351	1,154	1,217
Occupancy and equipment	2,009	1,511	5,431	4,333
Outside professional services	578	769	1,752	2,126
Regulatory assessments	668	409	1,873	1,866
Data processing	1,530	1,168	4,392	3,366
Office operations	1,834	1,521	5,313	4,452
Other	1,285	1,087	3,424	3,189

	21,210	18,567	65,985	55,696

Income before income tax expense	17,414	7,538	38,216	24,294
Income tax expense	6,098	2,395	13,336	7,740

Net income	$11,316	$5,143	$24,880	$16,554

Weighted average common shares outstanding—basic	37,362,535	32,468,640	35,348,911	32,422,921
Weighted average common shares outstanding—diluted	37,466,031	32,497,283	35,475,596	32,479,092
Per share information
Basic	$0.30	$0.16	$0.70	$0.51
Diluted	0.30	0.16	0.70	0.51
Cash dividends declared per share	0.08	0.05	0.20	0.15

VIEWPOINT FINANCIAL GROUP, INC.

Consolidated Quarterly Statements of Income

	For The Quarters Ended
	September	June	March	December	September	Third Quarter 2012 Compared To:
(Dollars in thousands)	2012	2012	2012	2011	2011	Second Quarter 2012		Third quarter 2011
Interest and dividend income
Loans, including fees	$32,739	$30,290	$24,320	$25,106	$21,838	$2,449	8.09%	$10,901	49.92%
Taxable securities	3,616	4,185	4,458	5,690	6,633	(569)	(13.60)	(3,017)	(45.48)
Nontaxable securities	473	473	473	473	473	—	0.00	—	0.00
Interest-bearing deposits in other financial institutions	29	38	19	26	44	(9)	(23.68)	(15)	(34.09)
FHLB and Federal Reserve Bank stock	151	141	106	42	18	10	7.09	133	N/M

	37,008	35,127	29,376	31,337	29,006	1,881	5.35	8,002	27.59
Interest expense
Deposits	2,656	3,247	3,229	4,429	5,702	(591)	(18.20)	(3,046)	(53.42)
FHLB advances	2,515	2,415	2,454	2,522	2,467	100	4.14	48	1.95
Repurchase agreement	217	251	203	205	206	(34)	(13.55)	11	5.34
Other borrowings	1	28	—	24	152	(27)	(96.43)	(151)	(99.34)

	5,389	5,941	5,886	7,180	8,527	(552)	(9.29)	(3,138)	(36.80)

Net interest income	31,619	29,186	23,490	24,157	20,479	2,433	8.34	11,140	54.40
Provision for loan losses	814	1,447	895	1,229	581	(633)	(43.75)	233	40.10

Net interest income after provision for loan losses	30,805	27,739	22,595	22,928	19,898	3,066	11.05	10,907	54.81

Non-interest income
Service charges and fees	4,885	4,827	4,238	4,529	4,659	58	1.20	226	4.85
Other charges and fees	144	165	128	179	144	(21)	(12.73)	—	0.00
Net gain on sale of mortgage loans	1,030	2,174	2,232	2,101	1,710	(1,144)	(52.62)	(680)	(39.77)
Bank-owned life insurance income	210	165	109	103	118	45	27.27	92	77.97
Gain on sale of available for sale securities	898	116	—	2,853	—	782	N/M	898	N/M
Gain (loss) on sale and disposition of assets	187	(56)	(81)	(49)	(533)	243	N/M	720	N/M
Impairment of goodwill	—	(818)	—	—	—	818	(100.00)	—	N/M
Other	465	1,940	104	522	109	(1,475)	(76.03)	356	N/M

	7,819	8,513	6,730	10,238	6,207	(694)	(8.15)	1,612	25.97
Non-interest expense
Salaries and employee benefits	12,685	14,110	11,724	12,213	11,751	(1,425)	(10.10)	934	7.95
Acquisition costs	242	3,741	144	—	—	(3,499)	(93.53)	242	N/M
Advertising	379	490	285	302	351	(111)	(22.65)	28	7.98
Occupancy and equipment	2,009	1,952	1,470	1,633	1,511	57	2.92	498	32.96
Outside professional services	578	691	483	518	769	(113)	(16.35)	(191)	(24.84)
Regulatory assessments	668	624	581	535	409	44	7.05	259	63.33
Data processing	1,530	1,617	1,245	1,282	1,168	(87)	(5.38)	362	30.99
Office operations	1,834	1,934	1,545	1,520	1,521	(100)	(5.17)	313	20.58
Other	1,285	1,164	975	1,541	1,087	121	10.40	198	18.22

	21,210	26,323	18,452	19,544	18,567	(5,113)	(19.42)	2,643	14.23

Income before income tax expense	17,414	9,929	10,873	13,622	7,538	7,485	75.39	9,876	131.02
Income tax expense	6,098	3,437	3,801	3,848	2,395	2,661	77.42	3,703	154.61

Net income	$11,316	$6,492	$7,072	$9,774	$5,143	$4,824	74.31%	$6,173	120.03%

N/M—not meaningful

VIEWPOINT FINANCIAL GROUP, INC.

Selected Financial Highlights (unaudited)

	At Or For The Quarters Ended			At Or For The Nine Months Ended
	September 2012	June 2012	September 2011	September 2012	September 2011
(Dollars in thousands, except share and per share amounts)
SHARE DATA:
Basic earnings per common share	$0.30	$0.17	$0.16	$0.70	$0.51
Diluted earnings per common share	0.30	0.17	0.16	0.70	0.51
Dividends declared per share	0.08	0.06	0.05	0.20	0.15
Total shareholders’ equity	516,353	505,575	406,686
Common shareholders’ equity per share of common stock (Book value per share)	13.05	12.85	11.87
Tangible book value per share—Non-GAAP [1]	12.25	12.06	11.83
Market value per share for the quarter:
High	19.50	16.72	14.00	19.50	14.00
Low	15.88	14.79	10.81	13.19	10.81
Close	19.17	15.64	11.45	19.17	11.45
Shares outstanding at end of period	39,579,667	39,344,167	34,262,491	39,579,667	34,262,491
Weighted average common shares outstanding—basic	37,362,535	37,116,322	32,468,640	35,348,911	32,422,921
Weighted average common shares outstanding—diluted	37,466,031	37,236,213	32,497,283	35,475,596	32,479,092

KEY RATIOS:
Return on average common shareholders’ equity	8.82%	5.15%	5.02%	6.96%	5.40%
Return on average assets	1.25	0.76	0.69	0.99	0.77
Efficiency ratio[2]	55.37	72.03	68.29	62.76	69.99
Tier 1 risk-based capital ratio [3]	22.16	22.55	21.20
Total risk-based capital ratio [3]	23.08	23.47	21.93
Tier 1 leverage ratio [3]	13.54	13.95	12.31
Tangible equity to tangible assets—Non-GAAP [1]	13.45	12.96	12.54

Number of employees—full time equivalent	555	620	579

[1]	See the section labeled “Supplemental Information—Non-GAAP Financial Measures” at the end of this document.
[2]

Calculated by dividing total noninterest expense by net interest income plus noninterest income, excluding gain (loss) on sale of foreclosed assets, impairment of goodwill, gains from securities transactions and other nonrecurring items.

[3]

Calculated at the ViewPoint Financial Group, Inc. level, which is subject to the capital adequacy requirements of the Federal Reserve. On December 19, 2011, the Bank converted its charter from a federal thrift charter to a national banking charter, with regulatory oversight by the OCC.

VIEWPOINT FINANCIAL GROUP, INC.

Selected Financial Highlights (unaudited)

	Ending Balances At
(Dollars in thousands)	September 2012	June 2012	March 2012	December 2011	September 2011
Loans:
Real Estate:
One- to four- family	$400,951	$435,486	$372,070	$379,944	$382,819
Commercial	794,619	760,609	624,057	585,328	546,914
Home equity/home improvement	141,152	144,147	139,339	140,966	140,945

Total real estate loans	1,336,722	1,340,242	1,135,466	1,106,238	1,070,678

Automobile	39,271	37,376	32,867	33,027	32,525
Other consumer	23,319	25,267	17,464	18,143	18,394

Total consumer loans	62,590	62,643	50,331	51,170	50,919
Commercial and industrial:
Warehouse lines of credit	25,936	16,965	19,072	16,141	—
Commercial	226,391	180,706	51,244	54,479	44,014

Gross loans held for investment	1,651,639	1,600,556	1,256,113	1,228,028	1,165,611

Mortgage loans held for sale	1,014,445	925,637	734,408	834,352	691,204

Gross loans	$2,666,084	$2,526,193	$1,990,521	$2,062,380	$1,856,815

Nonaccruing loans: [1]
One- to four- family real estate	$5,142	$4,158	$4,987	$5,340	$4,896
Commercial real estate	16,572	16,378	15,774	16,076	10,768
Home equity/home improvement	1,519	1,112	1,170	1,226	1,330
Consumer	251	36	29	26	—
Commercial and industrial	4,597	873	467	430	445

Total non-performing loans	28,081	22,557	22,427	23,098	17,439

Foreclosed assets	3,850	3,323	2,021	2,293	2,098

Total non-performing assets	$31,931	$25,880	$24,448	$25,391	$19,537

Total non-performing assets to total assets	0.88%	0.70%	0.80%	0.80%	0.60%
Total non-performing loans to total loans [2]	1.70	1.41	1.79	1.88	1.50
Allowance for loan losses to non-performing loans	70.63	85.25	80.36	75.71	94.82
Allowance for loan losses to total loans [2]	1.20	1.20	1.43	1.42	1.42

Troubled Debt Restructured Loans:
Performing troubled debt restructurings:
One- to four- family real estate	$682	$498	$374	$136	$280
Commercial real estate	3,087	3,087	3,087	2,860	2,860
Home equity/home improvement	106	45	106	107	—
Consumer	88	107	121	142	48
Commercial and industrial	213	20	21	26	—

Total	$4,176	$3,757	$3,709	$3,271	$3,188

Nonaccruing troubled debt restructurings:
One- to four- family real estate	$1,709	$1,103	$1,093	$843	$855
Commercial real estate	8,849	8,952	9,063	9,266	9,264
Home equity/home improvement	234	75	77	81	—
Consumer	88	—	13	18	—
Commercial and industrial	105	281	287	212	214

Total	$10,985	$10,411	$10,533	$10,420	$10,333

Allowance for loan losses:
Balance at beginning of period	$19,229	$18,023	$17,487	$16,535	$16,159
Provision expense	814	1,447	895	1,229	581
Charge-offs	(412)	(358)	(496)	(408)	(314)
Recoveries	204	117	137	131	109

Balance at end of period	$19,835	$19,229	$18,023	$17,487	$16,535

Net Charge-Offs (Recoveries)
One- to four- family real estate	$15	$57	$77	$161	$(4)
Commercial real estate	2	—	—	—	(2)
Home equity/home improvement	79	63	—	72	9
Consumer	143	111	90	62	77
Commercial and industrial	(31)	10	192	(18)	125

Total	$208	$241	$359	$277	$205

[1]	Includes nonaccruing troubled debt restructurings.
[2]	Total loans does not include loans held for sale.

VIEWPOINT FINANCIAL GROUP, INC.

Average Balances and Yields/Rates

	For The Quarters Ended
	September 2012	June 2012	March 2012	December 2011	September 2011
	(Dollars in thousands)
Loans:
One- to four- family real estate	$407,216	$430,696	$371,257	$377,106	$381,322
Loans held for sale	886,743	681,095	661,688	736,745	416,924
Commercial real estate	762,521	724,775	582,710	556,909	524,516
Home equity/home improvement	143,125	145,095	140,754	140,000	141,483
Consumer	63,142	62,192	50,635	51,225	51,246
Commercial and industrial:
Warehouse lines of credit	22,639	16,013	15,865	5,796	—
Commercial	183,870	169,567	53,654	46,130	43,806
Less: deferred fees and allowance for loan loss	(19,113)	(17,803)	(16,812)	(16,155)	(16,135)

Loans receivable	2,450,143	2,211,630	1,859,751	1,897,756	1,543,162
Securities	914,818	976,611	950,906	1,147,794	1,237,853
Overnight deposits	49,740	33,241	33,809	43,787	73,236

Total interest-earning assets	$3,414,701	$3,221,482	$2,844,466	$3,089,337	$2,854,251

Deposits:
Interest-bearing demand	$474,342	$505,569	$473,687	$485,897	$484,926
Savings and money market	894,916	892,844	759,590	758,191	753,252
Time	476,666	529,928	472,097	559,169	634,754
FHLB advances and other borrowings	863,949	626,055	610,255	750,202	458,620

Total interest-bearing liabilities	$2,709,873	$2,554,396	$2,315,629	$2,553,459	$2,331,552

Total assets	$3,607,101	$3,427,807	$2,975,818	$3,216,502	$2,982,615
Non-interest-bearing demand deposits	338,074	316,237	213,220	204,458	193,725
Total deposits	2,183,998	2,244,578	1,918,594	2,007,715	2,066,657
Total shareholders’ equity	513,431	504,596	411,049	406,139	410,078

Yields/Rates:
One- to four- family real estate	5.40%	5.53%	5.08%	5.16%	5.29%
Loans held for sale	4.11	4.10	4.18	4.22	4.36
Commercial real estate	6.44	6.41	6.22	6.39	6.60
Home equity/home improvement	5.41	5.58	5.56	5.67	5.71
Consumer	6.03	6.43	6.13	6.47	6.83
Commercial and industrial:
Warehouse lines of credit	3.82	3.31	3.29	3.43	—
Commercial	5.98	6.08	5.80	6.24	6.36
Loans receivable	5.34	5.48	5.23	5.29	5.66
Securities	1.85	1.97	2.12	2.16	2.30
Overnight deposits	0.23	0.46	0.22	0.24	0.24
Total interest-earning assets	4.34	4.36	4.13	4.06	4.06

Deposits:
Interest-bearing demand	0.61	0.84	0.94	1.39	1.78
Savings and money market	0.27	0.29	0.26	0.30	0.46
Time	1.11	1.17	1.39	1.56	1.69
FHLB advances and other borrowings	1.27	1.72	1.74	1.47	2.46
Total interest-bearing liabilities	0.80	0.93	1.02	1.12	1.46
Net interest spread	3.54	3.43	3.11	2.94	2.60
Net interest margin	3.70	3.62	3.30	3.13	2.87
Cost of deposits including non-interest-bearing demand	0.49	0.58	0.67	0.88	1.10

VIEWPOINT FINANCIAL GROUP, INC.

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

	Ending Balances At
	September 2012	June 2012	March 2012	December 2011	September 2011
	(Dollars in thousands, except share and per share amounts)
Calculation of Tangible Book Value per Share:
Total shareholders’ equity at end of period	$516,353	$505,575	$412,605	$406,309	$406,686
Less: Goodwill	(29,650)	(29,203)	(818)	(818)	(818)
Identifiable intangible assets, net	(1,793)	(1,949)	(371)	(420)	(466)

Total tangible shareholders’ equity at end of period	$484,910	$474,423	$411,416	$405,071	$405,402

Shares outstanding at end of period	39,579,667	39,344,167	33,703,080	33,700,399	34,262,491

Book value per share—GAAP	$13.05	$12.85	$12.24	$12.06	$11.87
Tangible book value per share—Non-GAAP	$12.25	$12.06	$12.21	$12.02	$11.83

Calculating of Tangible Equity to Tangible Assets:
Total assets at end of period	$3,636,033	$3,692,856	$3,041,112	$3,180,578	$3,235,278
Less: Goodwill	(29,650)	(29,203)	(818)	(818)	(818)
Identifiable intangible assets, net	(1,793)	(1,949)	(371)	(420)	(466)

Total tangible assets at end of period	$3,604,590	$3,661,704	$3,039,923	$3,179,340	$3,233,994

Equity to assets—GAAP	14.20%	13.69%	13.57%	12.77%	12.57%
Tangible common equity to tangible assets—Non-GAAP	13.45%	12.96%	13.53%	12.74%	12.54%